               SECOND AMENDED AND RESTATED TERM LOAN AGREEMENT

                         Dated as of October 27, 1997

      HENRY SCHEIN EUROPE, INC. (the "Borrowee'), and COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., "Rabobank Nederland", New York Branch (the "Bank") agree as follows:


                                  ARTICLE I
                      AMOUNTS AND TERMS OF THE ADVANCES


      SECTION 1.01. The Advances. Pursuant to that certain Amended and
Restated Revolving Credit and Term Loan Agreement, dated as of November 15, 1993 (the "Existing Agreemenf The Bank has made an advance (the "Existing Advance") to the Borrower in the principal amount of the U.S. Dollar equivalent of Ten Million Netherlands Guilders. The Borrower has requested and the Bank has agreed to re@ce the Existing Advance with a new advance (the "Advance") in the principal amount of Six Million Five Hundred Thousand Netherlands Guilders (NLG6,500,000) on the terms and conditions hereinafter set forth for the period from the date hereof to and including January 31, 2002 (the "Termination Date").

      SECTION 1.02. Making the Advance. (a) The Advance shall be deemed to have been made on the date hereof upon fulfilhnent of the applicable conditions set forth in Article II (the "Effective Date").

      (b) The Bank will apply the proceeds of the Advance to the repayment of the Existing Advance and all other amounts owing to the Bank under the Existing Agreement (collectively, the Existing Obligations). The amount of the Advance, if any, in excess of the Existing Obligations shall be made available to the Borrower.

      (c) For the purposes hereof, the amount of the Existing Obligations shall be expressed in an equivalent amount of Netherlands Guilders based on the exchange rate in effect as of 10:00 a.m., New York City time on the Effective Date.

      SECTION 1.03. No part of the proceeds of the Advance will be used by the Borrower or others to purchase or carry any margin stock in violation of Regulations G, U, T or X of the Board of Governors of the Federal Reserve System.

      SECTION 1.04 Repayment and Interest. (a) The Borrower shall repay the aggregate unpaid principal amount of the Advance in consecutive semi-annual installments on January 31 and July 31 of each calendar year, each in the amount of Three Hundred Thousand Netherlands Guilders

(NLG300,000) with a payment on the Termination Date equal to the principal balance then remaining due and unpaid, and otherwise in accordance with the terms of a promissory note of the Borrower, in substantially the form of Exhibit A hereto (the "Note"), evidencing the indebtedness resulting from the Advance and delivered to the Bank pursuant to Article II.

      (b) The Borrower shall pay interest on the unpaid principal amount of the Advance from the date of such Advance until such principal is paid in full at the applicable rate set forth below.

      (c) The Borrower shall pay interest on the unpaid principal amount of the Advance from the Effective Date of the Advance until such principal amount is due, payable on each Payment Date (as defined below) at an interest rate per annum equal at all times to the applicable Margin per armum above the Guilder COF Rate.

      The term "Guilder COF Rate" means that rate of interest per annum quoted by the Bank on the date the Advance is made as the Guilder COF Rate.

      The term "Margiif' means the percentage specified below based upon the Leverage amount specified below:

                Leverage                                           Margin

                Equal to or greater dm 3.00: 1.00                       1.00%

                Equal to or greater than 2.50: 1.00                     0.75%
                but less than 3.00: 1.00

                Equal to or greater dm 2.00: 1.00                       0.625%
                but less dm 2.50: 1.00

                Equal to or greater fl= 1. 50: 1.00                     0.50%
                but less than 2.00: 1.00

                Less fl= 1.50: 1.00                                     0.375%


      "Leverage" means the ratio of Consolidated Funded Debt (as defmed in the Credit Agreement referred to below) to Consolidated EBITDA (as defmed in the Credit Agreement). The above Margins will be set or reset with respect to the then outstanding principal amount of the Advance on each day which is ten Business Days following the receipt by the Bank of the financial statements referenced in Section 7.8(a) and Section 7.8(b) of that certain Credit Agreement dated as of January 31, 1997 among Henry Schein, Inc., The Chase Manhattan Bank, N.A., Fleet Bank, NA, European American Bank and the Bank (as it may be amended or modified from time to time, the "Credit Agreement"); provided, however, that if any financial statement is not received by the Bank within the time period relating to such financial statement as provided in said Section 7.8(a) or
Section 7.8(b) of the Credit Agreement, as the case may be, the above Margins will be reset, until the day which is ten Banking Days following the receipt by the Bank of any such fmancial statements, based on a Leverage ratio of equal to or greater than 3.00: 1.00; and further provided, that the Bank shall not in any way be deemed to have waived any Event of Default or any of its remedies hereunder in connection with the provisions of the foregoing proviso.

      The term "Payment Date" shall mean each January 3 1, April 3 0, July 31 and October 3 1, beginning with January 31, 1998.

      (e) On any overdue principal amount of the Advance the Borrower shall pay interest on demand at the Default Rate (as defined below) from the date such amount becomes due to the date such amount is paid in full. The "Default Rate" is a fluctuating mte equal to the sum of (i) the Guilder COF Rate plus (ii) the applicable Margin plus (iii) 2% per annum.

      SECTION 1.05. Prepayments. The Boffower may, upon at least three Business Day's (as hereinafter defined) notice to the Bank, prepay the outstanding amount of the Advance in whole or in part with accrued interest to the date of such prepayment on the amount prepaid, provided, however, that any prepayment of the Advance shall be accompanied with any amount due under Section 6.05(b); and provided, further, that each partial prepayment shall be in a principal amount of at least NLG400,000 and shall be applied to the principal installments of the
Note in the inverse order of their maturities.

      SECTION 1.06. Increased Costs. (a) If either (i) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation or (ii) the compliance by the Bank with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), in each case after the date hereof, shall result in any increase in the cost to the Bank of making, fimding or maintaining the Advance, then the Borrower shall from time to time, upon demand by the Bank, pay to the Bank additional amounts sufficient to indemnify the Bank against such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower by the Bank, shall, in the absence of manifest error, be conclusive and binding for all purposes.

      (b) If either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) compliance by the Bank with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), in each case after the date hereof, affects or would affect the amount of capital required or expected to be maintained by the Bank and the Bank determines that the amount of such capital is increased by or based upon the existence of the Bar&s commitment to lend hereunder and other commitments of this type, then, upon demand by the Bank, the Borrower shall immediately pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank in the light of such circumstances, to the extent that the Bank reasonably determines such increase in capital to be allocable to the existence of the Bank's commitment to lend hereunder. A certificate as to such amounts, submitted to the Borrower by the Bank, shall, in the absence of manifest error, be conclusive and binding for all purposes.

         (b) Notwithstanding anything in this Agreement to the contrary, Borrower shall only be required to compensate the Bank in respect of any such additional costs, or other amounts with respect to those additional costs or amounts received or receivable hereunder as to which the Bank has given Borrower written notice within ninety (90) days after the Bank has received actual notice of the occurrence of the relevant circwnstance. The determination by the Bank of the amount of such costs or amounts received or receivable hereunder shall be, in the absence of demonstrable error, conclusive and, at Boffower's request, the Bank shall demonstrate the basis for such determination. Notwithstanding anything herein to the contrary, to the extent that the Bank does not charge all of its customers who are similarly situated to the Borrower in respect of any additional costs or reductions in amounts received or receivable hereunder as described in this Section 1.06, the Bank shall not charge Borrower for any such additional costs or reductions in amounts received or receivable hereunder.


      SECTION 1.07. Payments and Computations. The Borrower shall make each payment hereunder and under the Note not later than 1:00 p.m. (New York City time) on the day when due in lawful money of The Netherlands to the Bank at its address referred to in Section 6.02 in same day funds. The Borrower hereby authorizes the Bank, if and to the extent payment of any amount is not made when due under any Loan Document, to charge from time to time against any account of the Borrower with the Bank any amount so due. All computations of interest hereunder and under the Note hereunder shall be made by the Bank on the basis of a year of 360 days, for the actual number of days (including the first day but excluding the last day) elapsed.

      SECTION 1.08. Payment on Non-Business Days. Whenever any payment to be made hereunder or under the Note shall be stated to be due, on a Saturday, Sunday or a public or bank holiday in New York City (any other day being a "Business Day"), such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be.



                                  ARTICLE II
                             CONDITIONS PRECEDENT

      SECTION 2.01. Condition Precedent to the Advance. The obligation of the Bank to make the Advance is subject to the condition precedent that the Bank shall have received at least two Business Days before the day of such Advance the following, each dated the day of such Advance, in form and substance satisfactory to the Bank:

      (a) The Note.

      (b) A confirmation of the guaranty made in favor of the Bank (the "Guaranty" and, together with the Note and any other document or agreement executed or delivered in connection therewith, the "Loan Documents") duly executed by Henry Schein, Inc. ("HSI") and each Guarantor (as defined in the Credit Agreement) (the "European Guarantors"; together with

        HSI, the "Guarantors"; together with the Borrower, collectively the "Loan Parties" and individually a "Loan Party"), in the form of Exhibit B hereto.

        (c) Certified copies of the resolutions of the Board of Directors of each Loan Party approving each Loan Document to which it is a party, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to such Loan Document.

        (d) A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is a party and the other documents to be delivered by it hereunder.

        (e) A certificate of a duly authorized officer of the Borrower, dated the day of the Advance, stating that the representations and warranties in Article III are true and correct on such date as though made on and as of such date and that no event has occurred and is continuing which constitutes an Event of Default;

(f) An opinion of counsel for the Loan Parties, in form and substance satisfactory to the Bank request;

(g) The Loan Parties shall have obtained all consents, permits and approvals required in connection with the execution, delivery and performance by the Loan Parties of their obligations hereunder and such consents, permits and approvals shall continue in full force and effect;


(h) The Bank shall have received an arrangement fee in the amount of $13,000; and

(i) All legal matters in connection with this fmancing shall be reasonably satisfactory to the Bank and its counsel.


                                 ARTICLE III
                        REPRESENTATIONS AND WARRANTIES

      SECTION 3.01. Representations and Warranties of the Boffower; Affirmative Covenants. The representations and warranties set forth in Article 6 of the Credit Agreement and the covenants set forth in Article 7 of the Credit Agreement are hereby incorporated herein by reference, mutatis mutandis, as if ftdly set forth herein and the Borrower hereby confn-ms and makes such representations and warranties; provided, that for purposes of inclusion herein, the following terms set forth in said Articles 6 and 7 shall have the following meanings: "Borrower" shall mean the Borrower as defmed herein; "Guarantors" shall mean the Europe Guarantors; and "Facility Documents" shall mean the Loan Documents. Capitalized terms (other than those referred to above) and schedule references defined and set forth in Articles 6 and 7 shall have the meanings and content set forth in the Credit Agreement.

                                  ARTICLE IV
                          COVENANTS OF THE BORROWER

      SECTION 4.01. Negative Covenants. So long as any amount payable hereunder or under the Note shall remain unpaid or the Bank shall have any Commitment hereunder, the Borrower will not, without the written consent of the Bank:

      (a) Liens, Etc. Create or suffer to exist, any lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign any right to receive income, in each case to secure any Debt (as defmed in the Credit Agreement), other than Permitted Liens (as defined in the Credit Agreement, without giving effect to any amendment, supplement, waiver or other modification thereof which was not consented to by the Bank).


                                  ARTICLE V
                              EVENTS OF DEFAULT


      SECTION 5.01. Events of Default. If any of the following events ("Events of Defaulf') shall occur and be continuing:

      (a) The Borrower shall fail to pay any amount of principal under the Note when due or fail to pay interest on the Note within five Banking Days of the date such interest is due and payable or any other amount owing hereunder or under any other Loan Documents as and when due and payable;

      (b) Any representation or warranty made or deemed made by any Loan Party in this Agreement or in any other Loan Document or which is contained in any certificate, document, opinion or financial or other statement fumished at any time under or in connection with any Loan Document shall prove to have been incorrect, if made or deemed made on or as of the date hereof, in any respect or, if made or deemed made on or as of any date subsequent to the date hereof, in any material respect;

      (c) Any Loan Party shall: (i) fail to perform or observe any other term, covenant or agreement contained herein and such failure shall continue for IO consecutive days or (ii) fail to perform or observe any term, covenant or agreement contained in the Credit Agreement and incorporated by reference herein pursuant to Article 3 hereof and such failure shall continue beyond the applicable grace period, if any, set forth in the Credit Agreement;

      (d) The Borrower, any Europe Guarantor or any Acquired Entity (as defmed in the Credit Agreement) shall: (i) fail to pay any Debt or Debts for borrowed money (other than the payment obligations described in 5.01 (a) above) in the aggregate amount of $1,200,000 or more, as the case may be, or any interest or premium thereof, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) after giving effect to any applicable grace periods; or (ii) fail to perform or observe any term, covenant or condition on its part to be performed or observed, including the obligation to make payment, under any agreement or instrument relating to any other Debt or Debts (other than the payment obligations described in 5.0 1 (a) above or the Debt or Debts described in 5.01 (d)(i) above) in the aggregate amount of $1,200,000, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate or permit the acceleration of the maturity of such Debt, after giving effect to any applicable grace period;

         (e) The Borrower, any Europe Guarantor or any Acquired Entity shall fail to pay any Debt due to the Bank under any agreement or otherwise (other than payment obligations described in Section 5.01 (a) above) in aggregate amount (respecting all such persons and all such Debt) of $ 1 00,000 or more, after giving effect to applicable grace periods;

         (f) The Borrower, any Europe Guarantor or any Acquired Entity (i) shall generally not or be unable to, or shall admit in writing its or their inability to, pay its or their debts as such debts become due; or (ii) shall make an assignment for the benefit of creditors, petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets; or (iii) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (iv) shall have had any such petition or application filed or any such proceeding shall have been commenced, against it or them, in which an adjudication or appointment is made or order for relief is entered which petition, application or proceeding remains unstayed and in effect for a period of 30 days or more; or
(v) by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or trustee for all or any substantial part of its property; or (vi) shall suffer any such custodianship, receivership or trusteeship (as referenced in (v) above, exclusive of any of the matters referenced in any of (i) -(iv) hereof) to continue undischarged for a period of 45 days or more; or (vii) the Borrower or any Europe Guarantor shall cease to be Solvent (as defmed in the Credit Agreement);

         (g) The Guaranty shall at any time after their execution and delivery and for any reason cease: (a) after the Lien Date (as defmed in the Europe Security Agreements) and the filing of the Financing Statements in accordance with the Guaranty and the Europe Security Agreements, to create a valid first priority security interest in and to the property purported to be subject to such Europe Security Agreements; or (b) to be in full force and effect or shall be declared null and void, or the validity of enforceability thereof shall be contested by any Loan Party (or any assignee of transferee of any Loan Party), or any assignee or transferee of any Loan Party shall deny that it has any further liability or obligation under any Europe Security Agreement to which it is a party, or any Loan Party (or any assignee or transferee of any such Loan Party) shall fail to perform any of its obligations under the Europe Security Agreement to which it is a party.

then, and in any such event, the Bank may, by notice to the Borrower, declare the Note, all interest thereon and all other amounts payable under this Agreement and any other Loan Document to be forthwith due and payable, whereupon the Note, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the case of an Event of Default referred to in clause (f) of this Section 5. 0 1, the Note, all such interest and all such amounts shall automatically become due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.



                                  ARTICLE VI
                                NESCELLANEOUS

      SECTION 6.01. Amendments, Etc. No amendment or waiver of any provision of any Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

      SECTION 6.02. Notices, Etc. All notices and other communications provided for under any Loan Document shall be in writing (including telegraphic, telex or cable communication) and mailed, telegraphed, telecopied, telexed, cabled or delivered, if to the Borrower, at its address at c/o Henry Schein, Inc., 13 5 Duryea Road, Melville, New York II 747, Attention: Chief Financial Officer, with a copy to the General Counsel; and if to the Bank, at its address at 245 Park Avenue, New York, New York 10167, Attention: Corporate Services Department; or, as to each party, at such other address as shall be designated by such party in a written notice to the other party. All such notices and communications shall, when mailed, telegraphed, telecopied, telexed or cabled, be effective when deposited in the mails, delivered to the telegraph company, confirmed by telecopy or telex answerback or delivered to the cable company, respectively, except that notices to the Bank pursuant to the provisions of Article I shall not be effective until received by the Bank. Notwithstanding the other provisions of this Section 6.02, the Bank may accept oral borrowing notice pursuant to Section 1.02 hereof, provided that the Bank shall incur no liability to the Borrower in acting on any such communication that the Bank believes in good faith to have been given by a person authorized to give such notice on behalf of the Borrower. Any conf=ation sent by the Bank to the Borrower of any borrowing under this Agreement shall, in the absence of manifest error, be conclusive and binding for all purposes.

      SECTION 6.03. No Waiver; Remedies. No failure on the part of the Bank to exercise, and no delay in exercising, any right under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

  SECTION 6.04. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistently applied, except as otherwise stated herein.


  SECTION 6.05. Costs, Expenses and Taxes. (a) The Borrower agrees to pay on demand all costs and expenses in connection with the preparation, execution, delivery, filing, recording and administration of the Loan Documents and the other documents to be delivered under the Loan Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Bank (who may be in-house counsel for the Bank), and local counsel who may be retained by said counsel, with respect thereto and with respect to advising the Bank as to its rights and responsibilities under the Loan Documents, and all costs and expenses (including reasonable counsel fees and expenses) in connection with the enforcement of the Loan Documents and the other documents to be delivered under the Loan Documents. In addition, the Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of the Loan Documents and the other documents to be delivered under the Loan Documents, and agrees to save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees. The Borrower shall indemnify the Bank, its officers, directors, employees, representatives and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them arising out of or by reason of any investigation, litigation or other proceeding related to the Borrowees entering into and performance of this Agreement, the Note or any other Loan Document, or otherwise arising under or in connection with this Agreement, the Note or any other Loan Document and the transactions contemplated hereby or thereby, including without limitation, the reasonable fees and out of pocket expenses of counsel (who may be in-house counsel for the Bank) incurred in connection with any such investigation, litigation or other proceeding. All obligations of the Borrower under this
Section 6.05(a) shall survive any termination of this Agreement.

  (b) If (i) due to payments made by the Boffower pursuant to Section 1.05 or due to acceleration of the maturity of the Advance pursuant to Section 5.01 or due to any other reason, the Bank receives payments of principal of the Advance other dm on the Termination Date, (ii) the Borrower fails to borrow the Advance after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement or (iii) the Borrower fails to make any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, the Borrower shall pay to the Bank on demand any amounts required to compensate the Bank for any additional losses, costs or expenses actually incurred by the Bank as a result of such payment, including, without limitation, (i) any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other fimds acquired by the Bank to ftmd or maintain such Advance and (ii) amounts equal to the breakage costs associated with any interest rate contracts entered into by the Bank or any of its affiliates in connection with fixing the Guilder COF Rate for the term of the Advance (or any shorter period) actually incurred by the Bank. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

      SECTION 6.06. Right of Set-off. Upon the occurrence and during the continuance of any Event of Default the Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or fmal) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under any Loan Document, irrespective of whether or not the Bank shall have made any demand under such Loan Document and although such deposits, indebtedness or obligations may be umnatured or contingent. The Bank agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Bank may have.

      SECTION 6.07. Severability of Provisions. Any provision of this Agreement or of any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

      SECTION 6.08. Consent to Jurisdiction. (a) The Borrower hereby irrevocably submits to the jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which the Borrower is a party, and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or in such Federal court. The Borrower hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Borrower irrevocably consents to the service of copies of the summons and complaint and any other process which may be served in any such action or proceeding by the mailing of copies of such process to the Borrower at its address specified in Section 6.02. The Borrower agrees that a fmal judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

      (b) Nothing in this Section 6.08 shall affect the right of the Bank to serve legal process in any other manner permitted by law or affect the right of the Bank to bring any action or proceeding against the Borrower or its property in the courts of other jurisdictions.

      SECTION 6.09. Binding Effect; Governing Law. This Agreement shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns, except that the Borrower shall not have the right. @o assign its rights hereunder or any interest herein without the prior written consent of the Bank. This Agreement and the Note shall be governed by, and construed in accordance with, the laws of the State of New York.

      SECTION 6. 1 0. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same agreement.

      SECTION 6.1 1. WAIVER OF JURY TRIAL. EACH OF THE BORROWER AND THE BANK HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT TO WHICH IT IS A PARTY OR ANY INSTRUMENT OR DOCUMENT DELIVERED THEREUNDER.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers hereunto duly authorized, as of the date first above written.

                                                    HENRY SCHEIN EUROPE, INC.


                                                    By_____________________
                                                    Title:


                                                    COOPERATIEVE CENTRALE
                                                    RAIFFEISEN-BOERENLEENBANK
                                                    B.A., "Rabobank Nederland",
                                                    New York Branch


                                                    By_____________________
                                                    Authorized Officer


                                                    By_____________________
                                                    Authorized Officer